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                                                                     EXHIBIT 5.1


                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership including Professional Corporations
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200


                               September 26, 2001

Autobytel Inc.
18872 MacArthur Boulevard
Irvine, California 92612-1400

Re:     Autoweb 1999 Employee Stock Purchase Plan (the "Plan")
        Registration Statement Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 72,251 shares of common stock, par value $0.001 per share (the "Common Stock"), of Autobytel Inc. (the "Company") for issuance under the Plan.

We have examined such documents, records and matters of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the shares of the Company's Common Stock which are to be registered under the Registration Statement and that may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Paul, Hastings, Janofsky & Walker LLP